EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER, SIX-MONTH RESULTS

CHATTANOOGA, Tenn. (August 1, 2006) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter and six months ended July 1, 2006.  For the second quarter, income from continuing operations was $2,904,000, or $0.22 per diluted share, compared with income from continuing operations of $3,584,000, or $0.28 per diluted share, for the second quarter of 2005.  Sales for the second quarter of 2006 were $88,046,000, up 7% from sales of $82,073,000 in the year-earlier quarter.

For the first six months of fiscal 2006, income from continuing operations was $3,829,000, or $0.30 per diluted share, compared with income from continuing operations of $5,456,000, or $0.43 per diluted share, for the first half of 2005.  Sales for the first six months of 2006 were $167,219,000, up 9% from sales of $154,107,000 in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Our sales continued to grow much faster than the carpet industry.  Driven by strong demand for our Dixie Home and Masland commercial products, sales of carpet increased 8% in the second quarter and 10% for the first half of the year.  Unit sales of broadloom carpet rose 20% in the second quarter and 16% for the first half of 2006, well above the industry's growth.  Our sales in dollars increased at a slower rate than units sold due to the significant growth of our Dixie Home and Masland commercial products, which have lower average selling prices than our Masland and Fabrica residential brands, and unusually high levels of sales of products at promotional prices during the second quarter.

"Despite our strong sales growth and significant improvement in operating profit, compared with the first quarter of this year, we were disappointed that gross margins and operating profits were below the same periods in 2005," Frierson continued.  "Compared with the prior-year periods, operating results were affected by a less profitable product mix, settlement expenses to terminate the defined benefit retirement plan that was frozen as to new benefits in 1993, start-up costs for our new tufting and carpet tile operations, and higher levels of off-quality production.  Selling and administrative expenses significantly improved as a percentage of sales this year due to the higher sales volume and lower sample expenses during the second quarter.

"The expenses associated with termination of the defined benefit retirement plan and start-up costs of our North Georgia tufting operation are now behind us.  The North Georgia tufting operation was running at full capacity during the month of June, with excellent quality and low manufacturing costs.  We terminated the defined benefit plan in June of this year.  The level of off-quality production generated by our operations (largely affected by outsourcing) was higher than in the previous year, but we addressed this problem and have made significant progress in this area.  Product quality improved throughout the second quarter, and we have seen this progress continue into July.  Our

-MORE-

DXYN Reports Second-Quarter Results

August 1, 2006

suppliers increased their prices for raw materials in early July, and we have implemented selling price increases to recover this higher cost.

"Sales during the first four weeks of July are running significantly above the levels in July a year ago," Frierson added.  "The increase in the average price per unit sold in July gives us confidence that the sales within our business units have returned to a more historical product mix.  We now expect our total sales to grow in the 9% to 14% range for the full year in 2006.  The introduction of our new carpet tile products in June was well received, and sales of these products will begin to cover some of this operation's start-up costs in the third quarter.  Although third quarter results will be affected by a time lag between higher raw material costs and our ability to pass such costs along, we are optimistic that higher sales and the operating and quality improvements we have made will lead to improved operating margins and results in the last half of this year."

Results of discontinued operations reflected a loss of $1,960,000 or $0.15 per diluted share, for the second quarter of 2006, compared with a loss of $95,000, or $0.01 per diluted share, for the second quarter of 2005.  For the first six months of 2006, the loss from discontinued operations was $2,050,000, or $0.16 per diluted share, compared with income of $327,000, or $0.02 per diluted share, in the year-earlier period.  The loss from discontinued operations in 2006 was primarily related to settlement expenses for a defined benefit pension plan terminated in June of this year.  Including discontinued operations, the Company reported net income of $944,000, or $0.07 per diluted share, for the second quarter of 2006, compared with net income of $3,489,000, or $0.27 per diluted share, for the second quarter of 2005.  For the first six months of 2006, net income was $1,779,000, or $0.14 per diluted share, compared with net income of $5,783,000, or $0.45 per diluted share, in the 2005 period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on August 1, 2006.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 981-5519 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2681445 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

-MORE-

DXYN Reports Second-Quarter Results

August 1, 2006

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
NET SALES	$88,046	$82,073	$167,219	$154,107
Cost of sales	63,582	55,925	120,557	105,916

GROSS PROFIT	24,464	26,148	46,662	48,191
Selling and administrative expenses	18,795	19,075	38,011	36,875
Other operating income	(228)	(139)	(570)	(224)
Other operating expense	130	277	286	313

OPERATING INCOME	5,767	6,935	8,935	11,227

Interest expense	1,944	1,403	3,711	2,805
Other income	(95)	(141)	(108)	(233)
Other expense	50	27	54	46

Income from continuing operations before income taxes	3,868	5,646	5,278	8,609
Income tax provision	964	2,062	1,449	3,153

INCOME FROM CONTINUING OPERATIONS	2,904	3,584	3,829	5,456
Loss from discontinued operations, net of tax	(1,960)	(95)	(2,050)	(507)
Income on disposal of discontinued operations, net of tax	---	---	---	834

NET INCOME	$944	$3,489	$1,779	$5,783

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.23	$0.29	$0.30	$0.44
Discontinued operations	(0.16)	(0.01)	(0.16)	(0.04)
Disposal of discontinued operations	---	---	---	0.07

Net income	$0.07	$0.28	$0.14	$0.47

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.22	$0.28	$0.30	$0.43
Discontinued operations	(0.15)	(0.01)	(0.16)	(0.04)
Disposal of discontinued operations	---	---	---	0.06

Net income	$0.07	$0.27	$0.14	$0.45

Weighted-average shares outstanding:
Basic	12,689	12,326	12,660	12,298
Diluted	12,943	12,805	12,939	12,829

-MORE-

DXYN Reports Second-Quarter Results

August 1, 2006

THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	July 1, 2006		December 31, 2005
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$552	$	---
Accounts receivable, net	38,296		31,633
Inventories	73,530		72,871
Other	11,515		10,577
Total Current Assets	123,893		115,081

Net Property, Plant and Equipment	98,115		92,948
Goodwill	57,068		57,177
Other Assets	12,962		11,797
TOTAL ASSETS	$292,038		$277,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$34,424		$33,224
Current portion of long-term debt	7,460		6,341
Total Current Liabilities	41,884		39,565

Long-Term Debt
Senior indebtedness	73,665		60,987
Capital lease obligations	4,139		4,727
Convertible subordinated debentures	19,662		22,162
Deferred Income Taxes	10,691		10,768
Other Liabilities	13,343		15,310
Stockholders' Equity	128,654		123,484
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$292,038		$277,003

-END-